As filed with the Securities and Exchange Commission on May 6, 2004

File No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCHERING AKTIENGESELLSCHAFT

(Exact name of registrant as specified in its charter)

Federal Republic of Germany	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Muellerstrasse 178
13353 Berlin
Federal Republic of Germany
(Address of principal executive offices)

Berlex Employee Share Ownership Plan
(Full title of the plan)

Robert A. Chabora
Schering Berlin Inc.
340 Changebridge Road, P.O. Box 1000
Montville, New Jersey 07045
(Name and Address of Agent for Service)

(973) 487-2048
(Telephone Number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class		Maximum	Maximum
of Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered	Per Share[1]	Offering Price[1]	Registration Fee
Ordinary Shares No par value	200,000 Shares	$52.66	$10,532,000	$1,335

[1]	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) and based upon the average of the high and low sales prices on the New York Stock Exchange on May 3, 2004 for the Registrant’s American Depositary Shares evidenced by American Depositary Receipts, each American Depositary Share representing one ordinary share.

INCORPORATION OF PREVIOUS REGISTRATION STATEMENT

Pursuant to General Instruction E to Form S-8, the contents of the Registrant’s Registration Statement on Form S-8, File No. 333-13454, are incorporated herein by reference. This Registration Statement covers 200,000 additional shares issuable under the Berlex Employee Share Ownership Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents previously filed by the registrant with the Commission are incorporated herein by reference:

     (a) The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2003;

     (b) The portions of the Registrant’s Form 6-K/A filed with the Commission on April 27, 2004 under the headings “Consolidated Income Statements”, “Consolidated Balance Sheets”, “Consolidated Cash Flow Statements”, “Consolidated Statements of Changes in Equity” and “Segment Reporting”.

     (c) The description of the Registrant’s ordinary shares and American Depositary Shares evidenced by American Depositary Receipts contained in the Registrant’s registration statement on Form 20-F filed with the Commission on September 27, 2000 pursuant to Section 12(b) of the Securities Exchange Act of 1934; and

     (d) The description of the American Depositary Shares evidenced by American Depositary Receipts and representing ordinary shares of the Registrant contained in the Registration Statement on Form F-6 filed with the Commission on September 27, 2000 pursuant to Section 12(b) of the Securities Exchange Act of 1934.

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. The Registrant may also incorporate by reference into this Registration Statement any Form 6-K (or portion thereof) subsequently furnished or filed with the Commission by identifying in such Form 6-K that it (or such portion thereof) is being incorporated by reference into this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits which is incorporated herein by reference.

SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berlin, Federal Republic of Germany, on May 6, 2004.

SCHERING AKTIENGESELLSCHAFT

By:	/s/ Dr. Jörg Spiekerkötter

Name:	Dr. Jörg Spiekerkötter
Title:	Member of Executive Board and Chief Financial Officer

POWER OF ATTORNEY

     Each individual whose signature appears below constitutes and appoints Robert A. Chabora, as his attorney-in-fact and agent, to sign any post-effective amendment to this registration statement on Form S-8 in connection with the registration under the Securities Act of 1933 of the ordinary shares of Schering Aktiengesellschaft in the Berlex Employee Share Ownership Plan and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to said attorney-in-fact and agent full power and authority to perform any act in connection with any of the foregoing as fully to all intents and purposes as he might do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The attorney-in-fact and agent is hereby granted full power of substitution and revocation with respect hereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities indicated on May 6, 2004.

/s/ Dr. Hubertus Erlen Dr. Hubertus Erlen	Chief Executive Officer and Member of the Executive Board
/s/ Mr. Lutz Lingau Mr. Lutz Lingau	Member of the Executive Board
/s/ Marc Rubin, M.D. Marc Rubin, M.D.	Member of the Executive Board
/s/ Dr. Jörg Spiekerkötter Dr. Jörg Spiekerkötter	Chief Financial Officer, Principal Accounting Officer and Member of the Executive Board
/s/ Dr. Ulrich Köstlin Dr. Ulrich Köstlin	Member of the Executive Board
/s/ Professor Dr. Dr. h.c. Günter Stock Professor Dr. Dr. h.c. Günter Stock	Member of the Executive Board
/s/ Robert A. Chabora Robert A. Chabora	Authorized Representative in the United States

INDEX TO EXHIBITS

Exhibit
Number	Description of Document
23	Consent of BDO Deutsche Warentreuhand Aktiengesellschaft, independent auditors
24	Power of Attorney (included on signature page)